Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

March 22, 2024

CO2 Energy Transition Corp.

1334 Brittmoore Rd, Suite 190

Houston, Texas 77043

Re: CO2 Energy Transition Corp.

Ladies and Gentlemen:

We have acted as counsel to CO2 Energy Transition Corp., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (Registration No. 333-269932) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to (i) 6,000,000 units (the “Units”), each Unit consisting of (a) one share (each, a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (b) one redeemable warrant (the “Warrant”), each warrant entitling its holder to purchase one Share; and (c) one right (the “Right”), each Right entitling its holder to receive one-eighth of one share of Common Stock upon the completion of an initial business combination; (ii) up to 900,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) all Common Stock, Warrants and Rights issued as part of the Units and the Over-Allotment Units; (iv) all Common Stock issuable upon exercise of the Warrants and conversion of the Rights included in the Units and Over-Allotment Units; and (v) up to 103,500 shares of Common Stock to be issued to the representative of the underwriters in the Company’s offering (the “Representative Shares”). The Warrants will be issued and sold pursuant to the terms of the warrant agreement, between the Company and Continental Stock Transfer & Trust Company as Warrant Agent in the form filed as Exhibit 4.4 to the Registration Statement (the “Warrant Agreement”) and the Rights will be issued and sold pursuant to the terms of the rights agreement, between the Company and Continental Stock Transfer & Trust Company as Rights Agent in the form filed as Exhibit 4.6 to the Registration Statement (the “Rights Agreement”).

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) originals, or copies, certified or otherwise identified to our satisfaction of the form of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each in the form filed as an exhibit to the Registration Statement, (iii) the Warrant Agreement, and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photo static copies and the authenticity of the originals of all documents submitted to us as copies.

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A limited liability partnership including professional corporations

CO2 Energy Transition Corp. March 22, 2024 Page 2

Based upon the foregoing, we are of the opinion that:

1. The Units and the Over-Allotment Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The shares of Common Stock underlying the Warrants have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

5. The Rights have been duly authorized by the Company and, provided that the Rights have been duly executed and delivery by the Company and duly delivered to the purchasers thereof against payment therefor, the Rights, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

6. The shares of Common Stock underlying the Rights have been duly authorized and, when issued and delivered by the Company in accordance with the terms therein and the terms of the Rights Agreement, will be validly issued, fully paid and non-assessable.

7.The Representative Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement between the Company and EF Hutton, LLC, as representative of the several underwriters named therein in the form filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

CO2 Energy Transition Corp. March 22, 2024 Page 3

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP